Exhibit 99.1

Muscle Maker Inc (GRIL) Crosses $150 Million Revenue Milestone In First 60 Days Of Operation Of New Subsidiary, Sadot LLC

Total Company Year-To-Date Revenue Jumps 1,836% To $159.25 Million

Fort Worth, Texas, January 9, 2023– Muscle Maker, Inc. (Nasdaq: GRIL), today announced its new wholly owned subsidiary, Sadot LLC (“Sadot”), has crossed the $150 million revenue milestone in its first 60 days of operation. Sadot generated $54.19 million in revenue in November and an additional $96.39 million in top line sales for the full month of December. Sadot, in its first two months of operation, has now generated $150.58 million in total revenue. Total company year-to-date revenue increased by 1,836% to $159.25 million since the end of Q3, 2022.

Sadot currently focuses on international shipping of physical food commodity items such as wheat, soybean meal, corn, etc. Shipments are via cargo ships that can range between 25,000 to 75,000 metric tons.

Michael Roper, CEO of Muscle Maker, stated “it has been our belief that the creation of the new Sadot subsidiary and the diversification of Muscle Maker into additional lines of business could change the landscape for Muscle Maker overall. While Pokemoto and growing our franchising footprint will be a critical part of the restaurant division moving forward, the launch of Sadot and our agreement with AGGIA has made an immediate, significant impact to our top line revenue. Total company revenue through Q3, 2022 was $8.67 million. Sadot has generated $150.58 million in revenue in Q4, its first two months of operation, pushing the total company revenue for the entire 2022 year-to-date upwards of 1,836% to over $159.25 million in just 60 days. These numbers exclude Q4 revenue generated by our restaurant, meal prep, franchising and other divisions.

Value creation for our shareholders remains a focus for management. We are creating a more diversified company that currently reaches consumers via restaurants, meal plans, franchising and food commodity shipping. We continue to look for opportunities to further this strategy which could include many other lines of business such as farming, sourcing or production of food products.”

On November 18th, Muscle Maker filed a Form 8K with the Securities and Exchange Commission and issued a corresponding press release announcing a new subsidiary, Sadot, and a material agreement between Sadot and AGGIA. AGGIA will manage the day-to-day operations of Sadot for Muscle Maker, focusing on shipping, trading, sourcing, farming and production of physical food commodities.

Roper continued, “We are excited to continue implementing the Sadot strategy, and we believe we are on the right path since we have generated over $150 million in revenue in the first two months of operation. While our wholly owned subsidiary Sadot focuses on the food commodity shipping and farming side of the business, the current Muscle Maker franchising team will continue to focus on growing the company through our Pokemoto franchising efforts. Our strategy remains the same. As a matter of fact, we recently announced we have now sold 55 Pokemoto franchise agreements to date, opening 8 so far and have an additional 47 to still be opened. Our efforts in 2022 should lead to an exciting 2023!”

The preliminary, unaudited financial results included in this press release are based on information available as of January 6, 2023, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker Grill Restaurants

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com